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Exhibit 10.8

[ACCURAY LETTERHEAD]

November 10, 2006

Euan Thomson, Ph.D.

  Re:
  EMPLOYMENT TERMS

Dear Euan:

        Accuray Incorporated (the "Company") is pleased to offer to continue your employment as President and Chief Executive Officer of the Company on the terms and conditions set forth in this letter, effective as of November 10, 2006 (the "Effective Date"). This letter amends and restates in its entirety that certain employment letter, dated as of January 25, 2002, between you and the Company (the "Original Employment Letter").

        1.     TERM.    The employment relationship between you and the Company will be at-will. You and the Company will have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided herein.

        2.     POSITION, DUTIES AND RESPONSIBILITIES.    During the period of the employment relationship between you and the Company (the "Term"), the Company will employ you, and you agree to be employed by the Company, as Chief Executive Officer of the Company. In the capacity of Chief Executive Officer, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention serving the Company in such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Board of Directors of the Company (the "Board"), and will work full-time at our principal offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 (or such other location in the greater Sunnyvale area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities.

        3.     BASE COMPENSATION.    During the Term, the Company will pay you a base salary of $420,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company's normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company's policies as in effect from time to time.

        4.     ANNUAL BONUS.    In addition to the base salary set forth above, during the Term, you will be eligible to participate in the Company's executive bonus plan applicable to similarly situated executives of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target (but not necessarily maximum) annual bonus shall be 60% of your base salary actually paid for such year.

        5.     STOCK OPTION AWARDS.

          (a)   Subject to approval by the Board or the Compensation Committee of the Board, the Company agrees to grant to you, not later than the first regularly scheduled Board meeting of each calendar year during the Term, a stock option to purchase 40,000 shares of the Company's common stock (each, a "Stock Option"). Each Stock Option shall be granted to you as an "incentive stock option" (within the meaning of Section 422 of the Code) at an exercise price per share equal to the fair market value of a share of the Company's common stock on the date of grant, as determined in accordance with the Company's incentive award plan under which such Stock Option is granted. Subject to your continued employment with the Company, each Stock Option shall vest and become exercisable over a four (4) year period, with 1/48th of the shares subject thereto vesting in equal monthly installments on each monthly anniversary of the date of grant. Consistent with the foregoing, the terms and conditions of each Stock Option shall be set forth in a stock option agreement to be entered into by the Company and you which shall evidence the grant of each Stock Option (the "Stock Option Agreement").

          (b)   In the event of a Change in Control (as defined in Exhibit A hereto), each of your then outstanding stock options to purchase shares of the Company's common stock (including, without limitation, the Stock Options) will become fully vested and exercisable immediately prior to the effective time of the Change in Control.

        6.     BENEFITS AND VACATION.    During the Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. During the Term, you will also be eligible for standard benefits, such as medical, vision and dental insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies. The benefits described in this Section 6 will be subject to change from time to time as deemed appropriate and necessary by the Company.

        7.     TERMINATION OF EMPLOYMENT.

          (a)   In the event of a termination of your employment by the Company without Cause or by you for Good Reason (each as defined below), then, in addition to any other accrued amounts payable to you through the date of termination of your employment (including any earned but unpaid bonus), (1) the Company will no later than the date that is six (6) months and one (1) day after the date of your termination of employment, or the last day of such shorter period upon such termination of employment that is sufficient to avoid the imposition of additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), or any other taxes or penalties imposed under Section 409A of the Code, pay you a lump-sum severance payment (the "Severance Payment") in an amount equal to the sum of (x) twelve (12) months of your annual base salary as in effect on the date of termination plus (y) a pro rata portion of your target annual bonus for the fiscal year of the Company in which such termination occurs, calculated based on the number of days elapsed in such fiscal year through the date of termination plus (z) 100% of your target annual bonus for the fiscal year of the Company in which such termination occurs, (2) each of your then outstanding stock options to purchase shares of the Company's common stock will, immediately prior to the effective time of the termination of your employment, become vested and exercisable with respect to that number of additional shares that would have become vested during the twelve (12) month period immediately following the date of such termination had you remained employed by the Company through such period, and (3) provided that you properly elect COBRA continuation coverage, the Company will pay the COBRA premium for health care coverage for you and your spouse and children, as applicable and to the extent eligible (the "Severance Benefits"), for the twelve (12) month period immediately following the date of such termination of your employment. Such payments for the Severance Benefits will begin no later than the date that is six (6) months and one (1) day after the date of your termination of employment, or the last day of such shorter period upon such termination of employment that is sufficient to avoid the imposition of additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the "Deferred COBRA Payment Date"), and on the Deferred COBRA Payment Date, the Company will pay you an amount equal to the Severance Benefits for the period beginning on the date of your termination of employment and ending on the Deferred COBRA Payment Date.

          (b)   If a Change in Control occurs during the Term and your employment with the Company is terminated (i) by the Company without Cause or by you for Good Reason, in each case within the twelve (12) month period immediately following the effective date of the Change in Control or (ii) by you for any reason on or within the 30 day period immediately following the effective date of the Change in Control, then, in lieu of the Severance Payment and Severance Benefits described in paragraph (a) of this Section 7 and in addition to any other accrued amounts payable to you through the date of termination of your employment (including any earned but unpaid bonus), (1) the Company will no later than the date that is six (6) months and one (1) day after the date of your termination of employment, or the last day of such shorter period upon such termination of employment that is sufficient to avoid the imposition of additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, pay you a lump-sum Severance Payment in an amount equal to the sum of (x) eighteen (18) months of your annual base salary as in effect on the date of termination plus (y) a pro rata portion of your target annual bonus for the fiscal year of the Company in which the termination occurs, calculated based on the number of days elapsed in such fiscal year through the date of termination plus (z) 150% of your target annual bonus for the fiscal year of the Company in which such termination occurs, and (2) provided that you properly elect COBRA continuation coverage, the Company will pay the Severance Benefits for the eighteen (18) month period immediately following such termination of your employment. Such payments for the Severance Benefits will begin on the Deferred COBRA Payment Date, and on the Deferred COBRA Payment Date, the Company will pay you an amount equal to the Severance Benefits for the period beginning on the date of your termination of employment and ending on the Deferred COBRA Payment Date.

          (c)   Notwithstanding the foregoing, your right to receive the payments and benefits set forth in this Section 7 is conditioned on and subject to your execution and non-revocation of a general release of claims against the Company and its affiliates, in a form prescribed by the Company. In no event shall you or your estate or beneficiaries be entitled to any of the payments or benefits set forth in this Section 7 upon any termination of your employment by reason of your total and permanent disability or your death.

          (d)   For purposes of this letter:

            (A)  "Cause" shall mean (i) your commission of a felony, (ii) your commission of a crime involving moral turpitude or your commission of any other act or omission involving dishonesty, disloyalty, breach of fiduciary duty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, or (iii) your failure to perform the normal and customary duties of your position with the Company as reasonably directed by the Board, provided, that any of the acts or omissions described in the foregoing clauses (i), (ii) or (iii) are not cured to the Company's reasonable satisfaction within thirty (30) days after written notice thereof is given to you; and

            (B)  "Good Reason" shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within 30 days after notice from you that Good Reason exists: (i) a material reduction of your duties and responsibilities hereunder; (ii) a relocation of your principal workplace more than 35 miles outside the Company's Sunnyvale corporate headquarters; or (iii) the Company's reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; provided that written notice of your resignation for Good Reason must be delivered to the Company within 30 days after the date you first know or should reasonably know of the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder.

        8.     CODE SECTION 280G.

          (a)   In the event it shall be determined that any payment or distribution to you or for your benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the

  Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this letter or otherwise (a "Payment"), would constitute a "parachute payment" under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the "Excise Tax"), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit received by you if no such reduction was made. For purposes of this Section 8(a), "net after-tax benefit" shall mean (i) the Payments which you receive or are then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments.

          (b)   All determinations required to be made under this Section 8 shall be made by such nationally recognized accounting firm as may be selected by the Audit Committee of the Board as constituted immediately prior to the change in control transaction (the "Accounting Firm"), provided, that the Accounting Firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided that you reasonably believe that any of the Payments may be subject to the Excise Tax) or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

        9.     RESTRICTIVE COVENANTS.

          (a)   As a condition of your employment with the Company, you agree that during the Term and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the Company or its subsidiaries or affiliates (collectively, the "Company Group") or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Company Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Company Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Company Group is involved or contemplating.

          (b)   You further agree that during the Term and continuing through the first anniversary of the date of termination of your employment, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Company Group to terminate their employment, agency, or other relationship with the Company Group or such member or to render services for or transfer their business from the Company Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

          (c)   While employed by the Company, you agree that you will not engage in any business activity in competition with any member of the Company Group nor make preparations to do so.

          (d)   Upon the termination of your relationship with the Company, you agree that you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company's business.

          (e)   In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 9(a), (b), (c) or (d) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

        10.   COMPANY RULES AND REGULATIONS.    As an employee of the Company, you agree to abide by Company policies, procedures, rules and regulations as set forth in the Company's Employee Handbook or as otherwise promulgated. In addition, as a condition of your employment, you acknowledge that you and the Company have entered into that certain Employee Confidentiality and Inventions Agreement dated as of March 11, 2002, and you hereby agree to abide by the terms of that certain Employee Confidentiality and Inventions Agreement dated as of March 11, 2002, by and between you and the Company.

        11.   DIRECTORS' AND OFFICERS' INSURANCE.    During the Term, the Company shall provide you with coverage under the Company's directors' and officers' insurance policy, as in effect from time to time for senior executives of the Company.

        12.   WITHHOLDING.    The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        13.   ARBITRATION.    Except as set forth in Section 9(e) above, any disagreement, dispute, controversy or claim arising out of or relating to this letter or the interpretation of this letter or any arrangements relating to this letter or contemplated in this letter or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Santa Clara County, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay his or its own attorneys' fees and expenses associated with such arbitration to the extent permitted by applicable law.

        14.   ENTIRE AGREEMENT.    As of the Effective Date, this letter, together with the Stock Option Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Company Group (including, without limitation, the Original Employment Letter).

        15.   SEVERABILITY.    Whenever possible, each provision of this letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this letter, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

        16.   ACKNOWLEDGEMENT.    You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

        17.   SECTION 409A OF THE CODE.    To the extent that any payments or benefits under this letter are deemed to be subject to Section 409A of the Code, this letter will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder in order to (a) preserve the intended tax treatment of the benefits provided with respect to such payments and (b) comply with the requirements of Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

        Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

Sincerely,
ACCURAY INCORPORATED, a California corporation
		By:	/s/ Wayne Wu
Name: Wayne Wu Title: Chairman
Accepted and Agreed, this 10th day of November, 2006.
By:	/s/ Euan Thomson

EXHIBIT A

        For purposes of this letter, "Change in Control" means and includes each of the following:

        (a)   A transaction or series of transactions (other than an offering of the Company's common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a "person" that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

        (b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or clause (c) hereof) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

        (c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

  (i)
  Which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

  (ii)
  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

        (d)   The Company's stockholders approve a liquidation or dissolution of the Company.

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EXHIBIT A